Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2010 Results

PITTSBURGH, PA – October 27, 2010 – Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the third quarter ended September 30, 2010.

Revenues for the quarter were $18.9 million, or a 9.4% increase over the $17.2 million reported in the corresponding quarter last year. Gross margins in the 2010 quarter totaled 19.3% compared to 18.4% for the 2009 quarter. Operating expenses increased to $3.3 million during the quarter, from $2.5 million a year earlier. Consolidated net income for the third quarter 2010 totaled $187,000 or $0.05 per diluted share, compared to $427,000, or $0.11 per diluted share, in the same period last year.

Demand for our IT staffing services improved during the third quarter and we increased our billable consultant-base for the third consecutive quarter. We continued to invest in our sales and recruitment organizations during the quarter to help drive future growth. Market conditions in healthcare remain challenging; however, activity levels are showing some signs of stabilization and we were able to achieve sequential revenue growth during the quarter.

Thomas Moran, Chief Executive Officer of Mastech stated, “During the quarter, we achieved sequential organic revenue growth of 11.5% and increased our IT billable consultant-base by over 16%. Additionally, we continue to grow earnings per share, while at the same time making investments in our sales and recruitment organizations aimed at accelerating future growth. This approach of systematic investment to expand and enhance our business model has enabled us to achieve a 25% increase in our IT billable consultant-base during the first nine months of 2010.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “At September 30, 2010, we had $5.9 million of cash on hand, no outstanding bank debt and access to $7.5 million of credit under our existing revolving credit facility. As we organically expand our business, much of our free cash flow is required to support increasing working capital levels. Thus, while our cash balances have declined somewhat over the past two quarters, our credit capacity continues to increase, along with our accounts receivable balances.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on October 27, 2010 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through November 3, 2010.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2009.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,930	$7,113
Accounts receivable, net	9,646	7,232
Prepaid and other current assets	968	401
Deferred income taxes	223	312

Total current assets	16,767	15,058
Equipment, enterprise software and leasehold improvements, net	155	160
Goodwill and intangible assets, net	619	—
Investment in unconsolidated affiliate	5	5
Deferred income taxes	52	87

Total assets	$17,598	$15,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$57	$—
Accounts payable	1,771	1,653
Accrued payroll and related costs	3,481	2,179
Deferred revenue and other liabilities	223	226

Total current liabilities	5,532	4,058
Long-term debt	68	—

Total liabilities	5,600	4,058

Shareholders’ equity:
Common stock, par value $0.01 per share	37	36
Additional paid-in capital	9,916	9,530
Retained earnings	2,045	1,686

Total shareholders’ equity	11,998	11,252

Total liabilities and shareholders’ equity	$17,598	$15,310

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2010	2009	2010	2009
Revenues	$18,869	$17,249	$51,506	$55,482
Cost of revenues	15,230	14,067	41,428	45,053

Gross profit	3,639	3,182	10,078	10,429
Selling, general and administrative	3,269	2,432	9,327	8,220
Depreciation and amortization	41	29	120	196

Income from operations	329	721	631	2,013
Other income/(expense), net	(4)	(8)	(18)	(38)

Income before income taxes	325	713	613	1,975
Income tax expense	138	286	254	797

Net income	$187	$427	$359	$1,178

Earnings per share:
Basic	$0.05	$0.12	$0.10	$0.33

Diluted	$0.05	$0.11	$0.10	$0.32

Weighted average common shares outstanding:
Basic	3,691	3,607	3,667	3,607

Diluted	3,752	3,716	3,742	3,669